EXHIBIT 99.2

American River Bankshares Announces the Results of their 2010 Annual Meeting

Sacramento, CA, May 21, 2010 – The Board of Directors of American River Bankshares (NASDAQ – GS: AMRB), announced the re-election of all ten Directors at their Annual Meeting held Thursday, May 20th in Rancho Cordova, California.

Shareholders re-elected Amador S. Bustos, Dorene C. Dominguez, Charles D. Fite, Robert J. Fox, William A. Robotham, David T. Taber, Dr. Roger J. Taylor, Stephen H. Waks, Philip A. Wright and Michael A. Ziegler as Director, each of whose current term expired at the 2010 Annual Meeting and their new term will expire in 2011.

The American River Bankshares 2010 Equity Incentive Plan was approved by the shareholders and additionally, the selection of Perry-Smith LLP as independent registered public accountants for American River Bankshares was ratified by a majority of votes cast.  Perry-Smith LLP has served the Company since 1990.

In his address to shareholders, David Taber, President and CEO of American River Bankshares, discussed the Company’s performance and current economic conditions.

“American River Bankshares has the right people and the right products in the right market,” said David Taber.  “We have the right resources to take advantage of the unprecedented opportunity over the next few years as the economy begins to transition.”

About American River Bankshares
American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County.  For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statement
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.